EXHIBIT 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the Employment Agreement by and between NetSol Technologies, Inc. (“Netsol” or the “Company”) and Najeeb Ghauri (“Executive”), dated January 1, 2007 (the “Employment Agreement”) is entered into effective as of January 1, 2008, other than the specific amendments enumerated in the Amendment, all of the terms of the Employment Agreement shall remain in the full force and effect, and shall not be obviated or affected by this Amendment.

In the event of a conflict between the terms of this Amendment and the Employment Agreement, the terms of this Amendment shall govern. All capitalized terms contained herein are, unless otherwise stated, as defined in the Agreement.

Now therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1.1 of the Employment Agreement is modified to read:

1.1 The Company hereby enters into this Agreement with Executive, and Executive hereby accepts employment under the terms and conditions set forth in this Agreement for a period of three years thereafter (the “Employment Period”); provided, however, that the Employment Period may be terminated earlier as provided herein. The Employment Period shall be automatically extended for additional three-year periods unless either party notifies the other in writing six months before the end of the term to elect not to so extend the Employment Period.

Section 3.1 of the Employment Agreement is modified to read:

3.1 The Company shall pay Executive a base salary of Three Hundred Thousand Dollars ($300,000) per year (the "Base Salary"), payable in accordance with the Company policy. Such salary shall be pro rated for any partial year of employment on the basis of a 365-day fiscal year. Executive will be eligible for bonuses from time to time as determined by the Board.

A new section 3.8 shall be added to read as follows:

3.8 Only upon the achievement of the Minimum Bonus Benchmark (as defined below), Executive shall be granted stock options for 750,000 shares of the common stock of the Company (the "Options") pursuant to an option agreement (the "Option Agreement") issued pursuant to the Company’s 2005 Employee Stock Option Plan and shall vest equally over twenty four months beginning on the grant date and will be exercisable based on the customary provisions of such plan. The Option Agreement will have customary provisions relating to adjustments for stock splits and similar events. The exercise price of the Options will be $2.62 for 250,000 shares and, $3.90 for 500,000 shares.

A new section 3.9 shall be added to read as follows:

3.9 Pursuant to the power granted to the board to provide bonuses to the Executive in section 3.1 of this Agreement, the compensation committee has authorized the following bonus structure. The bonus structure contemplates a bonus being awarded on the basis of a benchmark and accelerators. A bonus of One Hundred Thousand Dollars ($100,000) is payable upon achieving the minimum bonus benchmark of: company-wide revenue of $32,230,000 for fiscal year 2007-2008; and, earnings per share of $0.22 (the “Minimum Bonus Benchmark”). Additional bonuses may be earned if certain “accelerator goals” are achieved. The bonus is accelerated to 200% of the bonus amount if revenue of $35,000,000 is attained and earnings per share of $0.27; and, to 300% if revenue of $40,000,000 and earnings per share $0.32. Once the Minimum Bonus Benchmark is attained the additional bonus may be earned based on a percentage of accelerator goals achieved.

The Amendment is agreed to on February 11, 2008, and shall become effective as of the date first written above.

Employee

By: /s/ Najeeb Ghauri
Najeeb Ghauri

NetSol Technologies, Inc.

By: /s/ Tina Gilger	By: /s/ Patti L. W. McGlasson

Tina Gilger Chief Financial Officer	Patti L. W. McGlasson Secretary